Exhibit 10
HERMAN MILLER, INC.
2019 EXECUTIVE INCENTIVE CASH BONUS PLAN
Section 1. Purposes of the Plan
The purpose of the Plan is to more closely link incentive cash compensation to the creation of shareholder wealth. The Plan is intended to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. The Plan is also intended to reward long-term, continuing improvements in shareholder value with a share of the wealth created.
Section 2. Definitions
"Actual Adjusted Operating Income" means the amount of Adjusted Operating Income for any completed Plan Year as determined by the Committee as provided in Section 4(b)(2).
“Adjusted Operating Income” means the amount of profit realized after deducting from revenue cost of goods sold, operating expenses and restructure amortization, and plus or minus any approved adjustments determined in accordance with the Manual.
"Annual Salary" means, with respect to a Participant, his or her annual base salary paid in a particular fiscal year of the Company, provided, however, that if a Participant is added to the Plan during a Plan Year the term Annual Salary will mean only his or her annual base compensation earned after being added to the Plan.
"Board" means the Board of Directors of the Company.
"Bonus Amount" means the amount of a Participant's Earned Bonus and which is payable to a Participant under Section 5 of the Plan.
"Bonus Factor" means the multiple determined in accordance with Section 4(b)(1) of the Plan for purposes of determining a Participant's Earned Bonus.
"Bonus Interval" means the amount of Adjusted Operating Income Excess or Shortfall expressed as a percentage variance from Expected Adjusted Operating Income that would either (i) result in the doubling of the Target Bonus for Adjusted Operating Income performance above Expected Adjusted Operating Income; or (ii) result in the realization of no Target Bonus for Adjusted Operating Income performance below Expected Adjusted Operating Income.
"Change in Control" means:

a.
the acquisition by any Person of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35 percent or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Definition shall be satisfied; and provided further that, for purposes of clause (B), (i) a Change in Control shall not occur solely because any Person becomes the beneficial owner of 35 percent or more of the Outstanding Company Common Stock or 35 percent or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of Outstanding Company Common Stock or Outstanding Company Voting Securities that reduces the number of outstanding shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and (ii) if, after such acquisition by the Company, such Person becomes the beneficial owner of any additional shares of Outstanding Company Common Stock or any additional Outstanding Company Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

b.
individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason within any 24-month period to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

c.
consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan or related trust sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation or any corporation controlled by the Company and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock of such corporation or 35 percent or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

d.
consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan or related trust sponsored or maintained by the Company or such corporation or any corporation controlled by the Company and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock thereof or 35 percent or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale of other disposition.

"Code" means the Internal Revenue Code of 1986, as amended.
"Committee" means the Committee, as specified in Section 3(a), appointed by the Board to administer the Plan.
"Company" means Herman Miller, Inc., a Michigan corporation.

"Corporate Target Bonus Pool", means the total Bonus Amount which would be paid to all Participants with respect to a Plan Year, if the Company achieves Plan Adjusted Operating Income for that Plan Year.
"Disability" means:

a.
The inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

b.
The receipt of income replacement benefits by a Participant who is an Employee for a period of not less than 3 months under an accident and health plan covering Employees by reason of any medically determinable physical or mental impairment of the Participant which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

"Earned Bonus" means the bonus amount earned by a Participant under Section 4 of this Plan for achieving the performance criteria determined for the Participant by the Committee.
"Excess" means the amount by which the Actual Adjusted Operating Income for a Plan Year exceeds the Plan Adjusted Operating Income.
"Manual" means the Incentive Technical Manual as approved by the Committee.
"Participant" means an employee of the Company or a Subsidiary determined by the Committee, or by an executive officer pursuant to Section 3, to be eligible to participate in the Plan for a Plan Year.
"Plan" means the Herman Miller, Inc., 2019 Executive Incentive Cash Bonus Plan.
"Plan Year" means the fiscal year of the Company.
"Plan Adjusted Operating Income" means the targeted annual Adjusted Operating Income contained in HMI's annual financial plan as approved by the Committee for use in determining whether the Target Bonus Percentage is earned in full.
"Retirement" means the termination of a Participant's employment with the Company or a Subsidiary after a Participant attains (A) age 55 with a minimum of 5 years of service, or (B) 30 or more years of service
"Subsidiary” means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.
"Shortfall" means the amount by which the Plan Adjusted Operating Income for a Plan Year exceeds the Actual Adjusted Operating Income.
"Target Bonus" means the annual bonus a Participant would earn, if any, for a Plan Year if Actual Adjusted Operating Income equaled Plan Adjusted Operating Income, determined by multiplying a Participant's Annual Salary for that Plan Year by the Participant's Target Bonus Percentage for that Plan Year.
"Target Bonus Percentage" means the percentage of a Participant's Annual Salary, as established or approved by the Committee for purposes of determining a Participant's Target Bonus.
Section 3. Administration

a.
The Committee. The Plan shall be administered by a Committee designated by the Board consisting of not less than three (3) directors who shall be appointed from time to time by the Board, each of whom shall qualify as a nonemployee director. Without limiting the generality of the foregoing, the Committee may be the Executive Compensation Committee of the Board or a subcommittee thereof if the Executive Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

b.
Powers. The Committee shall have full and exclusive discretionary power to interpret the Plan, to determine those employees of the Company and its Subsidiaries who are eligible to participate in the Plan, and adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. The Committee may employ attorneys, consultants, accountants, and other persons to assist in performing its responsibilities under the Plan. The Board, Committee, the Company, and its officers shall be entitled to rely upon the advice or opinion of such persons. Without limitation to the foregoing, the Committee may delegate to one or more of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer or General Counsel the power to determine the participation eligibility of new Participants who are not officers under Section 16 of the Securities Exchange Act of 1934 and whose fiscal year total direct compensation (consisting of base salary, annual incentive and long-term incentive) is less than $500,000 ("Designated Participants") and the performance criteria for each such Designated Participant, in which case such Company executives shall exercise the delegated power in accordance with Section 4 of this Plan.

c.
Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation.

Section 4. Determination of Earned Bonus

a.
Determination of Participant Performance Criteria. Prior to the commencement of each Plan Year the Committee shall determine the performance criteria for each Participant to receive a bonus. A Participant's bonus may be based upon the Bonus Factor for the Company only, or at the discretion of the Committee, upon the Bonus Factor for a particular division, operation, or Subsidiary of the Company, or upon such other goals or accomplishments or combination thereof as determined by the Committee.

b.	Determination of Plan Adjusted Operating Income and Actual Adjusted Operating Income.
1) Beginning of Year Determinations. Prior to the commencement of each Plan Year, the Committee shall take the following actions in accordance with the Manual:

i.	Approve the Plan Adjusted Operating Income for the Company and any Subsidiary, division or operation upon which the performance criteria will be based for each Plan Year.

ii.	Determine Target Bonus Percentages for each Participant (or, for Designated Participants, for each category of Designated Participant).

iii.	Establish the Bonus Interval for the Company and any Subsidiary for each Plan Year.

iv.
Determine any other performance criteria for achievement of an Earned Bonus for any Participant or for any category of Designated Participant. These criteria may include, without limitation, adjusted earnings; net income, adjusted earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; EVA performance; operating income; revenue; strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetrations, and goals relating to the acquisitions or divestitures, or goals relating to capital raising and capital management; any combination of the foregoing.

v.	Establish a Corporate Target Bonus Pool for each Plan year.
2) Year-End Determinations. As of the end of each Plan Year, the Committee (or an executive officer to whom these powers have been delegated in accordance with Section 3 of the Plan) shall take the following actions:

i.	Approve the calculation of the Actual Adjusted Operating Income for use in the Plan as of the end of the Plan Year.

ii.	Approve the calculation of the Excess or Shortfall.

iii.
Approve the determination of the Adjusted Operating Income Bonus Factor for the Company and for any Subsidiary, division or operation upon which performance criteria for any Participant will be based for each Plan Year, consistent with the terms of the Plan and the Manual.

iv.	Determine whether any other performance criteria applicable to any Participant have been met
c. Determination of Earned Bonus. Each Participant shall be credited with an Earned Bonus, if any, for a Plan Year according to the following:

1.	The Bonus Factor for any Participant shall be determined by placing the Excess or Shortfall as a point on a line where

i.	The Bonus Factor equals one (1) if Actual Adjusted Operating Income equals Plan Adjusted Operating Income.

ii.	The Bonus Factor shall equal two (2) if the Excess equals or exceeds the Bonus Interval.

iii.	The Bonus Factor equals nil (0) if the Shortfall Equals the Bonus Interval.

2.
The Earned Bonus for each Participant shall equal the Participant's Target Bonus, multiplied by the Bonus Factor(s), plus or minus any amount for other performance criteria applicable to the Participant, which shall be payable by the Company in accordance with Section 5 of this Plan.

3.	In no event will a Bonus Factor exceed 2 or be less than zero.
Section 5. Payment of Earned Bonus

a.
Determination of Bonus Amount. Subject to Section 5(b), the Company each Year shall pay each Participant a bonus equal to the Participant's Earned Bonus within thirty (30) days following the Committee's certification of the Bonus Factor and determination with respect to the Participant's meeting any other performance criteria. Such Bonus shall be subject to the right of recoupment as provided in section 6(c) below.

b.
Aggregate Limitation on Aggregate Bonuses. The total Bonus Amount paid to all Participants with respect to a Plan Year shall in no event exceed Corporate Target Bonus Pool multiplied by the Bonus Factor.

c.
Payment Upon Death, Retirement, or Disability. In the event of a Participant's termination of employment by the Company due to death, Retirement, or Disability, the Participant shall be credited as of the end of the Plan Year in which termination occurs (the "Termination Year"), with an Earned Bonus determined in accordance with Section 4 of the Plan, multiplied by a fraction (the "Completion Multiple"), the numerator of which shall equal the total number of days during the Termination Year in which the Participant was employed by the Company, and the denominator of which shall be 365. The Bonus Amount for the Termination Year shall be determined in accordance with Section 5(a) above, except that the Participant's Target Bonus shall first be multiplied by the Completion Multiple. The full amount of the Participant's Earned Bonus shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, in one lump sum within the time frame set forth in Section 5(a) of the Plan.

d.
Termination of Employment for Reasons Other Than Death, Retirement, or Disability. If a Participant's employment by the Company is terminated for reasons other than death, Retirement or Disability before the end of a Plan Year, the Participant will not be entitled to any Bonus Amount and the Participant's Earned Bonus shall be forfeited.

e.
Leave of Absence; Ineligibility. If during any Plan Year a Participant has an authorized leave of absence, the amount of his or her Earned Bonus shall be determined in accordance with Section 4 of the Plan, multiplied by a fraction, the numerator of which shall equal the total number of days of the Plan Year a Participant is not on leave of absence, and the denominator of which shall equal 365.

f.
Ineligibility. If an employee's participation in the Plan is terminated for reasons other than set forth in Section 5(c) through 5(d), whether due to employment with an affiliate of the Company that is not a Subsidiary or inclusion in a different bonus plan, (i) the amount of his or her Earned Bonus shall be determined in accordance with Section 5(c) of the Plan, whereby the Termination Year shall be the Plan Year in which participation in the Plan terminates and the numerator of the Completion Multiple shall equal the total number of days during the Termination Year in which the employee was a Participant in the Plan.

Section 6. General Provisions

a.
No Right to Employment. No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or any Earned Bonus or Bonus Reserve Account.

b.	Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

c.
Recoupment. Any Earned Bonus payments or other compensation paid or payable by the Company pursuant to this Plan shall be subject to repayment by the Participant to the Company as may be required or deemed required under the terms of the Company’s Compensation Recovery Policy or similar policy, or by any law, rule or regulation which imposes mandatory recoupment under the circumstances set forth in such law, rule or regulation.

d.
Plan Not Funded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Earned Bonus or Bonus Reserve Account under the Plan.

e.
Reports. The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by any applicable statute, rule, or regulation.

f.
Governing Law. The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

Section 7. Amendment and Termination of the Plan
The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, no amendment, discontinuance, or termination of the Plan shall alter or otherwise negatively affect the amount of an Earned Bonus earned through the date of amendment or termination.
In the event of the termination of this Plan, the full amount, if any, then credited to a Participant's Earned Bonus shall be paid in full within ninety (90) days following the effective date of termination. If the Plan is terminated prior to the end of a Plan Year, Earned Bonuses for that Plan Year shall be determined and paid in accordance with Section 5(c) of the Plan. In the event the Plan is terminated following a Change in Control the Earned Bonuses shall be determined in accordance with Section 5(c) of the Plan, except that the Completion Multiple shall be one (1) and the Earned Bonuses shall be paid at the effective time of the Change in Control.
History
Adopted by the Board of Directors on July 15, 2019.